Press Release

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Retirement of John R. Price and
Appointment of Winthrop Watson as President and Chief Executive Officer

PITTSBURGH, December 8, 2010 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced that John R. Price will retire as President and Chief Executive Officer effective December 31, 2010 and that Winthrop Watson, currently Chief Operating Officer, has been named President and Chief Executive Officer effective January 1, 2011.

Mr. Watson joined FHLBank as COO in November 2009 with responsibility for the Bank’s core business activities, which include advances, the Mortgage Partnership Finance® Program, letters of credit, community investment, and safekeeping; and for balance sheet management, information technology and strategic planning. In the year’s time, he has gained increasing responsibility, including the Finance and Risk Management departments. Prior to joining FHLBank, Mr. Watson was Managing Director at J.P. Morgan serving the company in various capacities for 24 years, including several financial advisory assignments on behalf of FHLBanks.

“Since coming to the Bank one year ago, Winthrop Watson has demonstrated effective leadership and a keen ability to move the Bank forward,” said Dennis S. Marlo, Chairman of the Board of FHLBank Pittsburgh. “He is the right person to lead FHLBank Pittsburgh, and he has the total confidence and support of the Board.”

Continued Chairman Marlo, “John Price’s tenure has spanned the most volatile period in the Bank’s history. Throughout this crisis, the Bank has reliably fulfilled its mission to provide attractive funding to its members. The Board appreciates John’s leadership in effecting positive changes in executive management, the Bank’s risk profile, and cooperation within the FHLBank System. We thank him for his many contributions and wish him the very best going forward.”

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At September 30, 2010, it had 314 members in its district of Delaware, Pennsylvania and West Virginia and approximately $55 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

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more601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com